Exhibit 99.01

Investors:	Media:
Ria Marie Carlson (714) 382-4400	Jennifer Baier (714) 382-2692
ria.carlson@ingrammicro.com	jennifer.baier@ingrammicro.com

Kay Leyba (714) 382-4175	Marie Meoli (714) 382-2190
kay.leyba@ingrammicro.com	marie.meoli@ingrammicro.com

INGRAM MICRO CFO TO TAKE UNIVERSITY TEACHING POST,
WILL DEPART COMPANY IN APRIL 2005
Corporate Controller William D. Humes Named Successor

     SANTA ANA, Calif., October 13, 2004 – Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced that Thomas A. Madden, executive vice president and chief financial officer, plans an early retirement from the company on April 1, 2005, and has accepted a teaching position at the University of California, Irvine’s Graduate School of Management. William D. Humes, corporate vice president and corporate controller, will replace Madden as the company’s new chief financial officer.

      “Tom has been an exemplary CFO and I’m sure he will make outstanding contributions to the UC Irvine Graduate School of Management and its students,” said Kent B. Foster, chairman and chief executive officer. “During his more than three years at the company, Tom built a best-in-class finance team. Bill has played a critical role on that team and has been involved in finance operations for many years. Now Bill will be adding CFO responsibilities, working closely with corporate and regional executives, during the six-month transition period. Although Tom will be missed, we are fortunate to have a professional as strong as Bill to succeed him.”

      Once the transition is completed, Humes will oversee the company’s finance functions worldwide, including financial planning and analysis, controllership, internal audit, tax and treasury. He joined Ingram Micro in 1998 as senior director, worldwide financial planning, reporting and accounting and became corporate vice president and controller in 2002. Prior to Ingram Micro, Humes became a certified public accountant during a nine-year tenure at PricewaterhouseCoopers, where he was a senior manager responsible for managing all aspects of professional services to numerous multi-national and technology sector companies. He earned a bachelor’s degree in economics-business from the University of California, Los Angeles, where he was a Phi Beta Kappa honoree.

     “Ingram Micro is a strong, innovative leader that is extremely well positioned in an exciting high-growth industry, with an exceptional leadership team,” said Madden. “This made my decision to retire early difficult. I have utmost admiration and respect for the associates, management team and board of directors – they are setting the right course for the organization and are dedicated to enhancing value for our shareholders, customers and vendor partners. It has been a privilege for me to serve this company, but I have been interested in teaching at a university level for quite some time. UC Irvine offers me the opportunity to pursue an area of significant interest, spend more time with my family and give back some of the knowledge and experience that has benefited me over the past 30 years. I’m confident that I am leaving the CFO position in excellent hands. Bill is an outstanding professional, with broad experience, who can capably provide the financial leadership needed for an era of profitable growth.”

      Madden has been executive vice president and chief financial officer at Ingram Micro since July 2001. He is also a member of the board of directors for Mindspeed Technologies, a semiconductor company based in Newport Beach, Calif. Previously, he was the senior vice president and chief financial officer for Arvin Meritor, Inc., a global supplier of automotive components and systems, where he led the company through a spin-off from its corporate parent, Rockwell International, and merger with Arvin Industries. He is a 20-year veteran of Rockwell International and worked six years with Coopers and Lybrand, where he became a certified public accountant.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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@ 2004 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.